Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers President and CEO (909) 980-4030

CVB Financial Corp. Reports Record Earnings for the Second Quarter of 2013

•	Net earnings were $24.5 million for the second quarter of 2013, or $0.23 per diluted share. This represents the highest quarterly earnings in company history.

•	Improved credit quality resulted in a $6.2 million reduction of the allowance for loan losses. The allowance for loan losses was $85.5 million, or 2.70% of total non-covered loans at quarter-end.

•	Noninterest bearing deposits totaled $2.52 billion, or 52.13% of total deposits.

Ontario, CA, July 17, 2013-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced record earnings for the second quarter of 2013.

CVB Financial Corp. reported net income of $24.5 million for the second quarter of 2013, compared with net income of $23.6 million for the second quarter of 2012. Diluted earnings per share were $0.23 for the second quarter of 2013 and 2012. Net income for the second quarter of 2013 included a $6.2 million recapture of loan loss provision and a net pre-tax gain of $2.5 million on the sale of other real estate owned property (“OREO”).

During the second quarter of 2013, the Company elected to redeem $20.6 million in junior subordinated debentures bearing interest at the time of redemption at 3.15%, or 2.85% above the 90-day LIBOR. Year-to-date redemptions of CVB Statutory Trust II preferred securities totaled $41.2 million. These repayments were made to reduce future funding costs. It is estimated that annualized net savings will be $1.2 million for the $41.2 million in total trust preferred redemptions.

As a result of improved credit quality of the loan portfolio and better economic conditions, the allowance for loan losses was reduced by $6.2 million for the second quarter of 2013. This compares with zero provision for loan losses for the previous eight fiscal quarters.

Chris Myers, President and CEO commented “We achieved the highest net earnings in company history for the second quarter of 2013. Improved credit quality and low cost funding continued to bolster our bottom line results. As we look forward, we remain focused on quality loan growth, as we believe this will be a key earnings driver for the future.”

Net income for the second quarter of 2013 produced a return on beginning equity of 12.77%, a return on average equity of 12.58%, and a return on average assets of 1.56%. The efficiency ratio for the second quarter of 2013 was 46.85%, compared to 50.21% for the first quarter of 2013.

Net income was $46.1 million for the six months ended June 30, 2013. This represented an increase of $194,000, or 0.42%, when compared with net income of $45.9 million for the same period of 2012. Diluted earnings per share were $0.44 for the six months ended June 30, 2013 and 2012. Net income for the six months ended June 30, 2013 produced a return on beginning equity of 12.18%, a return on average equity of 11.95% and a return on average assets of 1.47%.

Interest income and fees on loans for the second quarter of 2013 totaled $45.0 million, which included $3.5 million of discount accretion from accelerated principal reductions, payoffs and improved credit loss experienced on covered loans acquired from San Joaquin Bank (“SJB”). This represents a $1 million decrease when compared to interest income and fees on loans of $46.0 million for the first quarter of 2013, which included $4.4 million of discount accretion from accelerated principal reductions, payoffs and improved credit loss experienced on acquired loans. Interest income and fees on loans of $55.2 million decreased $10.2 million, or 18.55%, from the year ago second quarter which included $7.5 million of discount accretion from accelerated principal reductions, payoffs and improved credit loss experienced on acquired loans.

Noninterest income was $7.7 million for the second quarter of 2013, compared with $6.7 million for the first quarter of 2013 and $2.3 million for the second quarter of 2012. Noninterest income for the second quarter of 2013 increased primarily due to a $2.5 million net pre-tax gain on the sale of one OREO property. The first quarter of 2013 reflected a $2.1 million net pre-tax gain on the sale of investment securities. Also contributing to the quarter-over-quarter increase in noninterest income was a $3.4 million net decrease in the FDIC loss sharing asset, compared to a $4.0 million net decrease for the first quarter of 2013.

Noninterest expense for the second quarter of 2013 was $28.2 million, a decrease of $2.6 million over the first quarter of 2013 and a decrease of $701,000 over the second quarter of 2012. The quarter-over-quarter decrease was partially attributable to a $1.0 million accrual for potential interest and penalties associated with previous years’ federal and state income tax returns recorded in the first quarter of 2013. Due to the improved credit quality in our loan portfolio, we also experienced reductions of $1.2 million in OREO costs, legal expenses, and loan related expenses. The remaining decrease of $400,000 is attributed to salaries and employee benefits, office equipment, maintenance and supplies.

Net Interest Income and Net Interest Margin

Net interest income, before the provision for loan losses, totaled $52.6 million for the second quarter of 2013, compared to $54.6 million for the first quarter of 2013. Excluding the impact of the yield adjustment on covered loans, our net interest margin (tax equivalent) was 3.46% for the second quarter of 2013, compared to 3.54% for the first quarter of 2013, and 3.77% for the second quarter of 2012. Total average earning asset yields (excluding discount) decreased to 3.73% for the second quarter of 2013, from 3.83% for the first quarter of 2013 and 4.23% for the second quarter of 2012. Total cost of funds decreased to 0.29% for the second quarter of 2013, from 0.31% for the first quarter of 2013, and 0.50% for the second quarter of 2012.

Income Taxes

Our effective tax rate for the three and six months ended June 30, 2013 was 36.0% and 33.0%, respectively, compared to 29.2% for the first quarter of 2013. Our estimated annual effective tax rate varies depending upon tax-advantaged income as well as available tax credits. We benefited from $1.4 million of enterprise zone tax credits reflected during the first quarter of 2013.

Assets

The Company reported total assets of $6.43 billion at June 30, 2013. This represented an increase of $62.2 million, or 0.98%, from total assets of $6.36 billion at December 31, 2012. Earning assets of $6.06 billion at June 30, 2013 increased $26.6 million, or 0.44%, when compared with $6.04 billion at December 31, 2012. The increase in earning assets during the first half of 2013 was primarily due to a $159.8 million increase in interest-earning balances due from the Federal Reserve, offset principally by a $103.9 million decrease in loans and a $17.9 million decrease in investment securities.

Investment Securities

Investment securities totaled $2.43 billion at June 30, 2013, down from $2.45 billion at December 31, 2012. As of June 30, 2013, we had a net pre-tax unrealized gain of $6.9 million on our overall securities portfolio.

MBS totaled $1.46 billion at June 30, 2013, compared to $1.46 billion at 2012 year-end. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the implied guarantee of the U.S. Government. We have one private-label mortgage-backed security that has impairment. This Alt-A bond, with a book value of $1.9 million as of June 30, 2013, has had $1.8 million in net other-than-temporary (“OTTI”) impairment loss to date since it was purchased in early 2008. No additional OTTI impairment was recorded for the first half of 2013.

Our municipal securities, totaling $602.3 million, are located within 27 states, and approximately $25.6 million, or 4.3%, are located within the state of California. Our largest concentrations of holdings are in New Jersey at 14.3%, Michigan at 12.5% and Illinois at 10.5%. All municipal bond securities are performing.

During the second quarter of 2013, we purchased $233.6 million in MBS with an average yield of 1.99%. Our new purchases of MBS have an average duration of approximately four years. We also purchased $443,000 in municipal securities with an average tax-equivalent yield of 4.31%.

Loans

Total loans and leases, net of deferred fees and discount, of $3.34 billion at June 30, 2013, decreased by $24.6 million, or 0.73%, from $3.37 billion at March 31, 2013. Quarter-over-quarter, non-covered loans and covered loans decreased by $19.7 million and $4.9 million, respectively. The $19.7 million decrease in non-covered loans was principally due to decreases of $28.2 million in dairy and livestock, $9.3 million in construction, and $7.8 million in commercial and industrial, partially offset by increases of $18.1 million in single family residential and $12.5 million in commercial real estate loans.

Deposits & Customer Repurchase Agreements

Deposits of $4.83 billion and customer repurchase agreements of $491.6 million totaled $5.32 billion at June 30, 2013. This represents an increase of $76.7 million, or 1.46%, when compared with total deposits and customer repurchase agreements of $5.25 billion at December 31, 2012 and represents an increase of $157.5 million, or 3.05%, when compared with total deposits and customer repurchase agreements of $5.17 billion at June 30, 2012.

Noninterest-bearing deposits were $2.52 billion at June 30, 2013, an increase of $97.9 million, or 4.04%, compared to $2.42 billion at December 31, 2012. At June 30, 2013, noninterest-bearing deposits were 52.13% of total deposits, compared to 50.71% at December 31, 2012.

Our average cost of total deposits was 0.10% for the three months ended June 30, 2013, compared to 0.13% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.12% for the three months ended June 30, 2013, compared to 0.15% for the same period last year.

FHLB Advances, Other Borrowings and Debentures

We had $199.1 million in FHLB advances at June 30, 2013, compared to $198.9 million at December 31, 2012.

At June 30, 2013, we had zero overnight borrowings, compared to $26.0 million at December 31, 2012.

At June 30, 2013, we had $25.8 million of junior subordinated debentures, compared to $67.0 million at December 31, 2012. On January 7, 2013, we redeemed $20.6 million, or 50%, of the outstanding capital and common securities issued by the Company’s trust subsidiary, CVB Statutory Trust II. On April 7, 2013, we redeemed the remaining $20.6 million of the outstanding capital and common securities issued by CVB Statutory Trust II.

We took these actions to reduce funding costs.

Asset Quality

We have separated the discussion of asset quality into two sections: non-covered loans and covered loans. The non-covered loans represent the legacy Citizens Business Bank loans and exclude all loans acquired in the SJB acquisition. The SJB loans are “covered” loans as defined in the loss sharing agreement with the FDIC. These loans were marked to fair value at the acquisition date.

Citizens Business Bank Asset Quality (Non-covered loans)

The allowance for loan losses decreased to $85.5 million at June 30, 2013, compared to $92.2 million at March 31, 2013 and $92.4 million at December 31, 2012. The decrease for the second quarter was due to a $6.2 million reduction in the allowance for loan losses and $561,000 in net charge-offs. The allowance for loan losses was 2.70%, 2.89%, 2.84%, 2.85%, and 2.89% of total non-covered loans and leases outstanding at June 30, 2013, March 31, 2013, December 31, 2012, September 30, 2012, and June 30, 2012, respectively. Improved credit quality resulted in a $6.2 million recapture of loan loss provision reflected in the operating results for the second quarter of 2013. For the past eight consecutive quarters, we have had zero provision for loan losses.

Nonperforming loans, defined as nonaccrual loans and nonperforming troubled debt restructured loans (“TDR”), were $53.4 million at June 30, 2013, or 1.68% of total loans. This compares to nonperforming loans of $55.1 million, or 1.73% of total loans, at March 31, 2013 and $58.0 million, or 1.78% of total loans at December 31, 2012. The $53.4 million in nonperforming loans at June 30, 2013 are summarized as follows: $18.6 in commercial real estate, $11.4 million in residential mortgages, $10.5 million in commercial construction, $7.7 million in dairy and livestock loans, $5.0 million in commercial and industrial, and $157,000 in other loans. The $1.8 million decrease in nonperforming loans quarter-over-quarter was principally due to a $1.7 million decrease in nonperforming dairy and livestock loans and a $1.4 million decrease in nonperforming commercial real estate loans, partially offset by a $1.6 million increase in non-performing commercial and industrial loans.

At June 30, 2013, we had $6.5 million in OREO, a decrease of $8.3 million from $14.8 million at December 31, 2012. As of June 30, 2013, we had two OREO properties, compared to seven OREO properties at December 31, 2012. During the first half of 2013, we sold five properties with a carrying value of $7.8 million, realizing a net gain on sale of $2.7 million. There were no additions to OREO during the first half of 2013.

At June 30, 2013, we had loans delinquent 30 to 89 days of $1.6 million. This compares to $4.7 million at March 31, 2013 and $887,000 at December 31, 2012. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.05% at June 30, 2013, 0.15% at March 31, 2013 and 0.03% at December 31, 2012. All loans delinquent 90 days or more were categorized as nonperforming.

At June 30, 2013, we had $61.6 million in performing TDR loans, compared to $57.6 million in performing TDR loans at March 31, 2013 and $50.4 million in performing TDR loans at December 31, 2012. In terms of number of loans, we had 40 performing TDR loans at June 30, 2013, compared to 44 performing TDR loans at March 31, 2013 and 34 performing TDR loans at December 31, 2012.

Nonperforming assets, defined as non-covered nonaccrual loans and other real estate owned, totaled $59.9 million at June 30, 2013, $68.5 million at March 31, 2013, and $72.8 million at December 31, 2012.

Classified loans are loans that are graded “substandard” or worse. At June 30, 2013, classified loans totaled $304.4 million, compared to $319.5 million at March 31, 2013 and $314.0 million at December 31, 2012. The $15.1 million period-over-period reduction in classified loans was primarily due to decreases of $8.4 million in our classified commercial real estate portfolio and $5.6 million in our classified dairy & livestock portfolio.

San Joaquin Bank Asset Quality (Covered loans)

At June 30, 2013, we had $191.4 million of gross loans from SJB with a carrying value of $173.8 million, compared to $199.6 million of gross loans at March 31, 2013 with a carrying value of $178.7 million at March 31, 2013. We had $220.5 million of gross loans from SJB with a carrying value of $195.2 million at December 31, 2012. Of the gross loans, we had $23.0 million in nonperforming loans as of June 30, 2013 or 12.02%, compared to $27.9 million in nonperforming loans as of December 31, 2012, or 12.67%. We had three properties in OREO totaling $961,000, compared to two properties totaling $857,000 at March 31, 2013 and three properties totaling $1.1 million at December 31, 2012. For the six months ended June 30, 2013, there were three additions to OREO totaling $1.5 million. During the first half of 2013, we sold three OREO properties with a carrying value of $1.5 million, realizing a net gain of $376,000. 80% of these net gains are shared with the FDIC.

CitizensTrust

CitizensTrust has approximately $2.24 billion in assets under management and administration, including $1.69 billion in assets under management, as of June 30, 2013. Revenues were $2.1 million for the second quarter of 2013 and $4.1 million for the first six months of 2013, compared to $2.0 million and $4.2 million for the same periods in 2012. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of $6.4 billion. Citizens Business Bank serves 41 cities with 40 Business Financial Centers, five Commercial Banking Centers and three trust office locations serving the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the Our Investors tab.

Conference Call

Management will hold a conference call at 7:30 a.m. Pacific time/10:30 a.m. Eastern time on Thursday, July 18, 2013 to discuss the Company’s second quarter 2013 financial results.

To listen to the conference call, please dial (888) 317-6016. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through August 2, 2013 at 6:00 a.m. Pacific time/9:00 a.m. Eastern time. To access the replay, please dial (877) 344-7529, passcode 10030219.

The conference call will also be simultaneously webcast over the Internet. Please visit the Company’s website at www.cbbank.com and click on the Our Investors tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately twelve months.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity, earnings before income taxes, which we refer to as “pre-tax earnings”, and net interest income and net interest margin adjusted for discount accretion on covered loans. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; supply and demand for real property inventory and periodic deterioration in values of California real estate, both residential and commercial; a prolonged slowdown or decline in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets and charge-offs; the cost or effect of acquisitions we may make; the effect of changes in laws and regulations (including laws, regulations and judicial decisions concerning financial reform, taxes, banking capital levels, securities, employment, executive compensation, insurance, and information security) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rate policies; changes in the amount and availability of deposit insurance; cyber-security threats including loss of system functionality or theft or loss of data; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes and the expanding use of mobile banking applications; the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy; fluctuations in the price of the Company’s stock; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our management team and/or our board of directors; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries or investigations and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2012, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30,	December 31,	June 30,
	2013	2012	2012
Assets
Cash and due from banks	$111,292	$87,274	$105,199
Interest-earning balances due from Federal Reserve	170,976	11,157	371,496

Total cash and cash equivalents	282,268	98,431	476,695

Interest-earning balances due from depository institutions	70,000	70,000	60,000
Investment securities available-for-sale	2,431,581	2,449,387	2,259,531
Investment securities held-to-maturity	1,909	2,050	2,191
Investment in stock of Federal Home Loan Bank (FHLB)	45,216	56,651	65,814

Non-covered loans held-for-sale	—	—	2,880
Loans and lease finance receivables, excluding covered loans	3,169,815	3,252,313	3,174,908
Allowance for loan losses	(85,457)	(92,441)	(91,892)

Net loans and lease finance receivables	3,084,358	3,159,872	3,083,016

Covered loans and lease finance receivables, net	173,843	195,215	210,147
Premises and equipment, net	34,211	35,080	36,462
Intangibles	2,514	3,389	4,279
Goodwill	55,097	55,097	55,097
Bank owned life insurance	122,055	119,744	117,610
FDIC loss sharing asset	10,647	18,489	40,897
Other assets	111,857	99,959	109,344

TOTAL ASSETS	$6,425,556	$6,363,364	$6,523,963

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,518,886	$2,420,993	$2,252,280
Investment checking	287,954	323,159	306,102
Savings and money market demand	1,322,122	1,315,668	1,378,296
Time deposits	703,360	714,167	762,172

Total deposits	4,832,322	4,773,987	4,698,850

Customer repurchase agreements	491,641	473,244	467,636
FHLB advances	199,070	198,934	448,798
Other borrowings	—	26,000	—
Junior subordinated debentures	25,774	67,012	87,631
Payable for securities purchased	67,483	—	2,335
Other liabilities	57,192	61,217	70,460

Total liabilities	5,673,482	5,600,394	5,775,710

Stockholders’ Equity:
Stockholders’ equity	748,057	719,719	704,669
Accumulated other comprehensive income, net of tax	4,017	43,251	43,584

Total stockholders’ equity	752,074	762,970	748,253

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,425,556	$6,363,364	$6,523,963

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Assets:
Cash and due from banks	$102,576	$100,737	$102,200	$119,513
Interest-earning balances due from Federal Reserve	136,912	256,610	79,875	240,478

Total cash and cash equivalents	239,488	357,347	182,075	359,991

Interest-earning balances due from depository institutions	70,000	60,000	70,000	60,000
Investment securities available-for-sale	2,320,714	2,302,378	2,368,244	2,296,849
Investment securities held-to-maturity	1,916	2,199	1,946	2,246
Investment in stock of Federal Home Loan Bank (FHLB)	48,321	67,499	52,306	69,846

Non-covered loans held-for-sale	—	1,819	37	1,869
Covered loans held-for-sale	—	3,680	—	4,603
Loans and lease finance receivables, excluding covered loans	3,155,010	3,188,798	3,176,095	3,184,264
Allowance for loan losses	(91,812)	(92,463)	(92,034)	(93,124)

Net loans and lease finance receivables	3,063,198	3,096,335	3,084,061	3,091,140

Covered loans and lease finance receivables, net	173,284	226,045	176,791	236,320
Premises and equipment, net	34,675	35,668	34,949	35,877
Intangibles	2,713	4,417	2,931	4,743
Goodwill	55,097	55,097	55,097	55,097
Bank owned life insurance	120,756	117,211	120,376	116,819
FDIC loss sharing asset	13,334	50,078	15,348	54,194
Other assets	137,942	134,010	144,710	146,984

TOTAL ASSETS	$6,281,438	$6,513,783	$6,308,871	$6,536,578

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$2,399,930	$2,163,984	$2,361,498	$2,121,777
Interest-bearing	2,302,646	2,502,572	2,324,069	2,535,005

Total deposits	4,702,576	4,666,556	4,685,567	4,656,782

Customer repurchase agreements	510,718	485,694	522,291	512,442
FHLB advances	199,045	448,772	199,011	448,738
Other borrowings	2,572	34	14,546	17
Junior subordinated debentures	26,680	104,625	36,780	106,624
Payable for securities purchased	5,118	4,748	9,924	16,372
Other liabilities	54,588	57,230	63,425	57,684

Total liabilities	5,501,297	5,767,659	5,531,544	5,798,659

Stockholders’ equity:
Stockholders’ equity	745,918	704,674	738,659	696,460
Accumulated other comprehensive income, net of tax	34,223	41,450	38,668	41,459

Total stockholders’ equity	780,141	746,124	777,327	737,919

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,281,438	$6,513,783	$6,308,871	$6,536,578

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Interest income:
Loans and leases, including fees	$41,519	$47,698	$83,173	$93,730
Accretion on acquired loans	3,456	7,521	7,849	12,213

Total loans and leases, including fees	44,975	55,219	91,022	105,943
Investment securities:
Taxable	5,431	8,786	12,178	17,956
Tax-advantaged	5,511	5,785	11,052	11,581

Total investment income	10,942	14,571	23,230	29,537
Dividends from FHLB stock	467	94	810	184
Federal funds sold & interest-earning CDs	209	295	344	580

Total interest income	56,593	70,179	115,406	136,244
Interest expense:
Deposits	1,158	1,554	2,399	3,207
Borrowings and junior subordinated debentures	2,840	5,665	5,823	11,475

Total interest expense	3,998	7,219	8,222	14,682

Net interest income before provision for loan losses	52,595	62,960	107,184	121,562
Provision for loan losses	(6,200)	—	(6,200)	—

Net interest income after provision for loan losses	58,795	62,960	113,384	121,562
Noninterest income:
Service charges on deposit accounts	4,145	4,068	7,971	8,192
Trust and investment services	2,072	2,042	4,077	4,227
Gain on sale of investment securities, net	—	—	2,094	—
Decrease in FDIC loss sharing asset, net	(3,444)	(9,336)	(7,467)	(12,280)
Gain on OREO	2,568	752	3,132	934
Other	2,354	4,766	4,633	6,475

Total noninterest income	7,695	2,292	14,440	7,548

Noninterest expense:
Salaries and employee benefits	17,088	16,646	34,388	33,367
Occupancy and equipment	3,565	3,624	7,247	7,572
Professional services	1,387	1,702	2,983	3,693
Amortization of intangible assets	437	452	875	1,268
OREO expense	33	323	363	1,053
Other	5,738	6,202	13,190	12,208

Total noninterest expense	28,248	28,949	59,046	59,161

Earnings before income taxes	38,242	36,303	68,778	69,949
Income taxes	13,776	12,684	22,697	24,062

Net earnings	$24,466	$23,619	$46,081	$45,887

Basic earnings per common share	$0.23	$0.23	$0.44	$0.44

Diluted earnings per common share	$0.23	$0.23	$0.44	$0.44

Dividends declared per common share	$0.10	$0.085	$0.185	$0.17

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Interest income - (Tax-Effected) (te)	$58,618	$72,339	$119,463	$140,577
Interest expense	3,998	7,219	8,222	14,682

Net Interest income - (te)	$54,620	$65,120	$111,241	$125,895

Return on average assets, annualized	1.56%	1.46%	1.47%	1.41%
Return on average equity, annualized	12.58%	12.73%	11.95%	12.51%
Efficiency ratio [1]	46.85%	44.36%	48.55%	45.82%
Noninterest expense to average assets, annualized	1.80%	1.79%	1.89%	1.82%
Yield on average earning assets (te)	3.98%	4.76%	4.07%	4.64%
Yield on average earning assets (te) excluding discount	3.73%	4.23%	3.78%	4.20%
Cost of deposits	0.10%	0.13%	0.10%	0.14%
Cost of deposits and customer repurchase agreements	0.12%	0.15%	0.12%	0.16%
Cost of funds	0.29%	0.50%	0.30%	0.51%
Net interest margin (te)	3.71%	4.29%	3.78%	4.16%
Net interest margin (te) excluding discount	3.46%	3.77%	3.50%	3.73%

[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Weighted average shares outstanding
Basic	104,641,187	104,378,406	104,602,540	104,340,782
Diluted	104,914,417	104,617,660	104,859,716	104,562,280
Dividends declared	$10,502	$8,913	$19,414	$17,816
Dividend payout ratio [2]	42.92%	37.74%	42.13%	38.83%

[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding-EOP	104,977,966	104,807,879
Book value per share	$7.16	$7.14
Tangible book value per share	$6.62	$6.57

	June 30,
(Non-covered loans)	2013	2012
Nonperforming assets:
Nonaccrual loans	$26,854	$30,112
Loans past due 90 days or more and still accruing interest	—	—
Troubled debt restructured loans (nonperforming)	26,497	31,753
Other real estate owned (OREO), net	6,524	10,394

Total nonperforming assets	$59,875	$72,259

Troubled debt restructured performing loans	$61,566	$45,243

Percentage of nonperforming assets to total loans outstanding and OREO	1.89%	2.27%

Percentage of nonperforming assets to total assets	0.93%	1.11%

Allowance for loan losses to nonperforming assets	142.73%	127.17%

Net charge-offs to average loans	0.02%	0.06%

Allowance for loan losses:
Beginning balance	$92,441	$93,964
Total loans charged-off	(1,315)	(3,958)
Total recoveries on loans previously charged-off	531	1,886

Net loans charged-off	(784)	(2,072)
(Recapture of) provision for loan losses	(6,200)	—

Allowance for loan losses at end of period	$85,457	$91,892

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2013		2012		2011
Quarter End	High	Low	High	Low	High	Low
March 31,	$12.30	$10.42	$11.97	$9.99	$9.32	$7.83
June 30,	$11.99	$10.29	$11.92	$10.16	$9.94	$8.18
September 30,			$12.95	$11.35	$10.00	$7.41
December 31,			$12.17	$9.43	$10.27	$7.28

Quarterly Consolidated Statements of Earnings

	2Q	1Q	4Q	3Q	2Q
	2013	2013	2012	2012	2012
Interest income
Loans, including fees	$44,975	$46,047	$47,206	$52,604	$55,219
Investment securities and other	11,618	12,766	12,927	13,241	14,960

Total interest income	56,593	58,813	60,133	65,845	70,179
Interest expense
Deposits	1,158	1,241	1,306	1,398	1,554
Other borrowings	2,840	2,983	3,183	4,703	5,665

Total interest expense	3,998	4,224	4,489	6,101	7,219
Net interest income before provision for loan losses	52,595	54,589	55,644	59,744	62,960
Provision for loan losses	(6,200)	—	—	—	—

Net interest income after provision for loan losses	58,795	54,589	55,644	59,744	62,960

Noninterest income	7,695	6,745	5,729	2,626	2,292
Noninterest expense	28,248	30,798	28,979	29,641	28,949
Debt termination	—	—	—	20,379	—

Earnings before income taxes	38,242	30,536	32,394	12,350	36,303
Income taxes	13,776	8,921	10,258	3,093	12,684

Net earnings	$24,466	$21,615	$22,136	$9,257	$23,619

Basic earning per common share	$0.23	$0.21	$0.21	$0.09	$0.23
Diluted earnings per common share	$0.23	$0.21	$0.21	$0.09	$0.23

Dividends declared per common share	$0.100	$0.085	$0.085	$0.085	$0.085

Dividends declared	$10,502	$8,912	$8,917	$8,909	$8,913

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	6/30/2013	3/31/2013	12/31/2012	9/30/2012	6/30/2012

Commercial and industrial	$549,776	$558,255	$573,571	$554,000	$546,730
Real Estate:
Commercial real estate	2,163,034	2,156,267	2,169,535	2,206,339	2,166,776
Construction	47,372	56,764	61,300	72,485	74,760
SFR mortgage	180,438	163,343	160,703	159,730	161,524
Dairy & livestock and agribusiness	264,663	289,742	342,311	300,630	296,847
Municipal lease finance receivables	105,246	109,727	105,767	109,005	109,816
Consumer and other loans	58,811	62,505	66,610	67,450	70,811

Gross loans	3,369,340	3,396,603	3,479,797	3,469,639	3,427,264
Less:
Purchase accounting discount	(17,526)	(20,908)	(25,344)	(28,590)	(36,502)
Deferred loan fees, net	(8,156)	(7,487)	(6,925)	(6,337)	(5,707)
Allowance for loan losses	(85,457)	(92,218)	(92,441)	(92,067)	(91,892)

Net loans	$3,258,201	$3,275,990	$3,355,087	$3,342,645	$3,293,163

Non-covered loans, net	$3,084,358	$3,097,296	$3,159,872	$3,135,338	$3,083,016
Covered loans, net	173,843	178,694	195,215	207,307	210,147

Net loans	$3,258,201	$3,275,990	$3,355,087	$3,342,645	$3,293,163

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets & Delinquency Trends

(Non-Covered Loans)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Non-Performing Loans
Commercial and industrial	$5,012	$3,387	$3,136	$3,896	$4,622
Real estate:
Commercial real estate	18,610	19,964	21,039	21,354	23,084
Construction - speculative	10,494	10,620	10,663	17,708	17,904
Construction - non speculative	—	—	—	—	—
SFR mortgage	11,423	11,561	13,102	12,321	12,469
Dairy & livestock and agribusiness	7,655	9,371	9,842	10,345	3,394
Consumer and other loans	157	226	215	364	392

Total	$53,351	$55,129	$57,997	$65,988	$61,865

% of Total gross loans	1.68%	1.73%	1.78%	2.04%	1.95%

Past Due 30-89 Days
Commercial and industrial	$373	$2,026	$690	$286	$176
Real estate:
Commercial real estate	1,251	1,820	—	298	1,041
Construction - speculative	—	—	—	—	—
Construction - non speculative	—	—	—	—	—
SFR mortgage	—	824	107	650	—
Dairy & livestock and agribusiness	—	—	—	170	—
Consumer and other loans	8	63	90	285	36

Total	$1,632	$4,733	$887	$1,689	$1,253

% of Total gross loans	0.05%	0.15%	0.03%	0.05%	0.04%

OREO
Commercial and industrial	$—	$—	$—	$203	$203
Real estate:
Commercial real estate	—	828	2,319	3,153	2,407
Construction - speculative	6,524	12,513	12,513	7,117	7,117
Construction - non speculative	—	—	—	—	—
SFR mortgage	—	—	—	—	667
Consumer and other loans	—	—	—	—	—

Total	$6,524	$13,341	$14,832	$10,473	$10,394

Total nonperforming, past due, and OREO	$61,507	$73,203	$73,716	$78,150	$73,512

% of Total gross loans	1.94%	2.30%	2.27%	2.42%	2.32%

Net Interest Income and Net Interest Margin Reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Net interest income for the three and six months ended June 30, 2013, and 2012 include a yield adjustment of $3.5 million, and $7.5 million, respectively. Net interest income for the six months ended June 30, 2013, and 2012 include a yield adjustment of $7.8 million, and $12.2 million, respectively. These yield adjustments relate to discount accretion on covered loans, and are reflected in the Company’s net interest margin. We believe that presenting net interest income and the net interest margin excluding these yield adjustments provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three Months Ended June 30,
(Dollars in thousands)	2013			2012
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (TE)	$5,906,157	$58,618	3.98%	$6,109,028	$72,339	4.76%
Discount on acquired loans	20,013	(3,456)		41,951	(7,521)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$5,926,170	$55,162	3.73%	$6,150,979	$64,818	4.23%

Net interest income and net interest margin (TE)		$54,620	3.71%		$65,120	4.29%

Yield adjustment to interest income from discount accretion		(3,456)			(7,521)

Net interest income and net interest margin (TE), excluding yield adjustment		$51,164	3.46%		$57,599	3.77%

	Six Months Ended June 30,
(Dollars in thousands)	2013			2012
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Total interest-earning assets (TE)	$5,925,294	$119,463	4.07%	$6,096,475	$140,577	4.64%
Discount on acquired loans	22,033	(7,849)		46,053	(12,213)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$5,947,327	$111,614	3.78%	$6,142,528	$128,364	4.20%

Net interest income and net interest margin (TE)		$111,241	3.78%		$125,895	4.16%

Yield adjustment to interest income from discount accretion		(7,849)			(12,213)

Net interest income and net interest margin (TE), excluding yield adjustment		$103,392	3.50%		$113,682	3.73%

Tangible book value reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of June 30, 2013.

June 30, 2013
(Dollars in thousands)

Stockholders’ equity	$752,074
Less: Goodwill	(55,097)
Less: Intangible assets	(2,514)

Tangible book value	$694,463
Common shares issued and outstanding	104,977,966

Tangible book value per share	$6.62